 Exhibit 99

TI reports financial results for 4Q10 and 2010

Conference call on TI website at 4:30 p.m. Central time today
www.ti.com/ir

DALLAS (Jan. 24, 2011) – Texas Instruments Incorporated (TI) (NYSE: TXN) today announced fourth-quarter revenue of $3.53 billion, net income of $942 million and earnings per share of 78 cents.  Earnings per share included 14 cents from the combination of the gain on the sale of a product line and a tax benefit that was primarily associated with the reinstatement of the federal R&D tax credit.

“Our strong financial results for the fourth quarter reinforce our view that the inventory-driven downturn that started in the second half of 2010 is now mostly complete,” said Rich Templeton, TI chairman, president and chief executive officer.  “We used this short and shallow downturn to replenish our inventory, return product lead times to normal and ramp three new factories.  As markets start to grow again, we are well positioned with the products and manufacturing capacity that our customers need.”

Templeton noted that the fourth quarter capped an important year in TI’s transformation.  “Strong revenue growth of 34 percent last year was led by our core businesses of Analog, Embedded Processing and the part of our Wireless segment that is focused on smartphones and tablets.  Each of these core businesses grew more than 40 percent and gained significant market share.  Success in these businesses let us again return cash to shareholders by repurchasing $2.5 billion of TI stock and paying dividends of nearly $600 million.

“As we enter 2011, Analog and Embedded Processing technologies are becoming even more pervasive in the electronics of everyday life.  They are critical for the small form factors and long battery lives in tablets and smartphones, the safety and intelligence features in automobiles, and the reliability and energy-saving features of the smart grid.  With our focused R&D and expanded manufacturing capacity, we’re ready to deliver when and where our customers want.”

4Q10 financial summary

Amounts are in millions of dollars, except per-share amounts.

	4Q10	4Q09	vs. 4Q09	3Q10	vs. 3Q10
Revenue:	$3,525	$3,005	17%	$3,740	-6%
Operating profit:	$1,230	$875	41%	$1,227	0%
Net income:	$942	$655	44%	$859	10%
Earnings per share:	$0.78	$0.52	50%	$0.71	10%
Cash flow from operations:	$1,230	$1,000	23%	$1,318	-7%

TI’s operating profit included $144 million from the gain on the sale of a product line.  Net income also included a $78 million tax benefit, which was primarily associated with the reinstatement of the federal R&D tax credit that was retroactive to the beginning of 2010.

In addition, operating profit increased from a year ago due to higher gross profit from higher revenue.  Compared with the prior quarter, operating profit was about even as lower gross profit, which resulted from lower revenue, offset the gain on sale and lower operating expenses.

4Q10 segment results

	4Q10	4Q09	vs. 4Q09	3Q10	vs. 3Q10
Analog: Revenue	$1,518	$1,263	20%	$1,581	-4%
Operating profit	$486	$383	27%	$520	-7%
Embedded Processing: Revenue	$538	$412	31%	$579	-7%
Operating profit (loss)	$143	$89	61%	$160	-11%
Wireless: Revenue	$767	$758	1%	$767	0%
Operating profit (loss)	$180	$181	-1%	$180	0%
Other: Revenue	$702	$572	23%	$813	-14%
Operating profit	$421	$222	90%	$367	15%

Note:  4Q09 has been restated to reflect the 1Q10 transfer of a low-power wireless product line from the Analog segment to the Wireless segment.  For 2009, revenue from this product line was $68 million, and it operated at a loss of $17 million.

Analog:  (includes high-volume analog & logic, high-performance analog and power management products)
•	Compared with a year ago, the increase in revenue was primarily due to high-performance analog products. High-volume analog & logic and power management products grew to a lesser extent.
•	Compared with the prior quarter, the decline in revenue was primarily due to power management products. The other two product areas declined to a lesser extent.
•	Operating profit increased from a year ago and declined from the prior quarter due to gross profit changes.

Embedded Processing:  (includes digital signal processor and microcontroller catalog products that are sold across a wide variety of markets, as well as application-specific products that are used in communications infrastructure and automotive electronics)
•
Compared with a year ago, revenue grew primarily due to catalog products.  Revenue from products sold into communications infrastructure also grew strongly, while revenue from automotive applications increased to a lesser extent.

•	Compared with the prior quarter, revenue declined due to catalog products. Revenue from products sold into communications infrastructure and automotive applications was about even.
•	Operating profit increased from a year ago and declined from the prior quarter due to gross profit changes.

Wireless:  (includes connectivity products, OMAP™ applications processors and baseband products)
•	Compared with a year ago, revenue was about even as strength in connectivity products, and to a lesser extent applications processors, was offset by lower baseband revenue.
•	Compared with the prior quarter, revenue was even as growth in applications processors was offset by lower revenue from connectivity and baseband products.
•	Operating profit was about even with the year-ago and prior quarters.

Other:  (includes DLP® products, custom ASIC products, calculators and royalties, as well as products sold under transitional supply agreements associated with recently acquired factories)
•
Compared with a year ago, revenue grew primarily as a result of transitional supply agreements associated with recently acquired factories and higher revenue from custom ASIC and DLP products.  Royalties and calculator revenue increased to a lesser extent.

•
Compared with the prior quarter, revenue decreased due to the seasonal decline in calculator revenue.  DLP product revenue declined and transitional supply revenue increased by similar amounts.  Royalty revenue increased to a lesser extent and custom ASIC revenue was about even.

•
Operating profit increased both from a year ago and from the prior quarter primarily due to the gain on the sale of a product line.  Higher gross profit also contributed to the year-ago increase.  Lower gross profit partially offset the gain on sale compared with the prior quarter.

Restructuring charges were as follows:

	4Q10	4Q09	3Q10
Analog:	$1	$6	$1
Embedded Processing:	$0	$3	$1
Wireless:	$0	$1	$1
Other:	$0	$2	$1
Total:	$1	$12	$4

4Q10 additional financial information

•	Orders were $3.13 billion, down 4 percent from a year ago and down 9 percent from the prior quarter.
•	Inventory was $1.52 billion at the end of the quarter, up $318 million from a year ago and up $96 million from the prior quarter.
•
Capital expenditures were $301 million in the quarter compared with $436 million a year ago and $396 million in the prior quarter.  Capital expenditures in the quarter were primarily for assembly/test manufacturing equipment, as well as for analog wafer manufacturing equipment.

•	The company used $600 million in the quarter to repurchase 19.5 million shares of its common stock and paid dividends of $153 million.

Year 2010 financial summary

	2010	2009	vs. 2009
Revenue:	$13,966	$10,427	34%
Operating profit:	$4,514	$1,991	127%
Net income:	$3,228	$1,470	120%
Earnings per share:	$2.62	$1.15	128%
Cash flow from operations:	$3,820	$2,643	45%

TI’s operating profit increased in 2010 due to higher gross profit from higher revenue.

 Year 2010 segment results

	2010	2009	vs. 2009	Note
Analog: Revenue	$5,979	$4,202	42%	(1)
Operating profit	$1,876	$770	144%
Embedded Processing: Revenue	$2,073	$1,471	41%	(2)
Operating profit	$491	$194	153%
Wireless: Revenue	$2,978	$2,626	13%	(3)
Operating profit	$683	$315	117%
Other: Revenue	$2,936	$2,128	38%	(4)
Operating profit	$1,464	$712	106%

(1)	Analog revenue increased due to strength across all three major product areas – high-volume analog & logic, power management and high-performance analog products.

(2)	Embedded Processing revenue increased primarily due to catalog products. Revenue from products sold into communications infrastructure and automotive applications increased to a lesser extent.

(3)	Wireless revenue increased primarily due to strength in connectivity products, and to a lesser extent, applications processors. Baseband revenue was about even.

(4)	Other revenue increased primarily due to strength in DLP products and custom ASIC products, as well as higher royalties. Transitional supply revenue and calculator revenue grew to a lesser extent.

Restructuring charges negatively impacted each segment’s operating profit as follows:

	2010	2009
Analog:	$13	$84
Embedded Processing:	$6	$43
Wireless:	$10	$62
Other:	$4	$23
Total:	$33	$212

2010 additional financial information

•	Capital expenditures were $1.20 billion in 2010, up $446 million from 2009.

•	The company used $2.45 billion to repurchase 93.7 million shares of its common stock and paid dividends of $592 million.

Outlook

For the first quarter of 2011, TI expects:

•	Revenue: $3.27 – 3.55 billion
•	Earnings per share: $0.54 – 0.62

TI will update its first-quarter outlook on March 8, 2011.

For the full year of 2011, TI expects approximately the following:

•	R&D expense: $1.7 billion
•	Capital expenditures: $0.9 billion
•	Depreciation: $0.9 billion
•	Annual effective tax rate: 30%

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended			For Years Ended

	Dec. 31, 2010	Dec. 31, 2009	Sept. 30, 2010	Dec. 31, 2010	Dec. 31, 2009

Revenue	$3,525	$3,005	$3,740	$13,966	$10,427
Cost of revenue	1,656	1,416	1,701	6,474	5,428
Gross profit	1,869	1,589	2,039	7,492	4,999
Research and development (R&D)	393	355	417	1,570	1,476
Selling, general and administrative (SG&A)	389	347	391	1,519	1,320
Restructuring expense	1	12	4	33	212
Gain on divestiture	(144)	--	--	(144)	--
Operating profit	1,230	875	1,227	4,514	1,991
Other income (expense) net	18	6	8	37	26
Income before income taxes	1,248	881	1,235	4,551	2,017
Provision for income taxes	306	226	376	1,323	547
Net income	$942	$655	$859	$3,228	$1,470

Earnings per common share:
Basic	$.79	$.52	$.71	$2.66	$1.16
Diluted	$.78	$.52	$.71	$2.62	$1.15

Average shares outstanding (millions):
Basic	1,170	1,243	1,184	1,199	1,260
Diluted	1,189	1,257	1,196	1,213	1,269

Cash dividends declared per share of common stock	$.13	$.12	$.12	$.49	$.45

Percentage of revenue:
Gross profit	53.0%	52.9%	54.5%	53.6%	47.9%
R&D	11.1%	11.8%	11.1%	11.2%	14.2%
SG&A	11.1%	11.5%	10.5%	10.9%	12.6%
Operating profit	34.9%	29.1%	32.8%	32.3%	19.1%

As required by accounting rule ASC 260, net income allocated to unvested restricted stock units (RSUs) on which we pay dividend equivalents is excluded from the calculation of EPS.  The amount excluded from earnings per common share was $14 million, $7 million and $13 million for the quarters ending December 31, 2010, December 31, 2009, and September 30, 2010; and $44 million and $14 million for years ending December 31, 2010, and December 31, 2009, respectively.

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Dec. 31, 2010	Dec. 31, 2009	Sept. 30, 2010
Assets
Current assets:
Cash and cash equivalents	$1,319	$1,182	$1,093
Short-term investments	1,753	1,743	1,417
Accounts receivable, net of allowances of ($18), ($23) and ($20)	1,518	1,277	1,754
Raw materials	122	93	114
Work in process	919	758	875
Finished goods	479	351	435
Inventories	1,520	1,202	1,424
Deferred income taxes	770	546	601
Prepaid expenses and other current assets	180	164	179
Total current assets	7,060	6,114	6,468
Property, plant and equipment at cost	6,907	6,705	6,897
Less accumulated depreciation	(3,227)	(3,547)	(3,441)
Property, plant and equipment, net	3,680	3,158	3,456
Long-term investments	453	637	523
Goodwill	924	926	926
Acquisition-related intangibles	76	124	86
Deferred income taxes	927	926	907
Capitalized software licenses, net	205	119	213
Overfunded retirement plans	31	64	23
Other assets	45	51	47
Total assets	$13,401	$12,119	$12,649

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$621	$503	$623
Accrued compensation	629	386	568
Income taxes payable	109	128	31
Accrued expenses and other liabilities	622	570	616
Total current liabilities	1,981	1,587	1,838
Underfunded retirement plans	519	425	447
Deferred income taxes	86	67	82
Deferred credits and other liabilities	378	318	320
Total liabilities	2,964	2,397	2,687
Stockholders’ equity:
Preferred stock, $25 par value. Authorized -- 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized -- 2,400,000,000 shares. Shares issued: Dec. 31, 2010 -- 1,740,166,101; Dec. 31, 2009 -- 1,739,811,721; Sept. 30, 2010 -- 1,739,932,695	1,740	1,740	1,740
Paid-in capital	1,114	1,086	1,128
Retained earnings	24,695	22,066	23,907
Less treasury common stock at cost: Shares: Dec. 31, 2010 -- 572,722,397; Dec. 31, 2009 -- 499,693,704; Sept. 30, 2010 -- 565,775,203	(16,411)	(14,549)	(16,169)
Accumulated other comprehensive income (loss), net of taxes	(701)	(621)	(644)
Total stockholders’ equity	10,437	9,722	9,962
Total liabilities and stockholders’ equity	$13,401	$12,119	$12,649

TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended			For Years Ended
	Dec. 31, 2010	Dec. 31, 2009	Sept. 30, 2010	Dec. 31, 2010	Dec. 31, 2009
Cash flows from operating activities:
Net income	$942	$655	$859	$3,228	$1,470
Adjustments to net income:
Depreciation	226	210	213	865	877
Stock-based compensation	47	44	48	190	186
Amortization of acquisition-related intangibles	10	14	11	48	48
Gain on divestiture	(144)	--	--	(144)	--
Deferred income taxes	(175)	66	(27)	(220)	146
Increase (decrease) from changes in:
Accounts receivable	237	156	(29)	(231)	(364)
Inventories	(91)	(86)	(66)	(304)	177
Prepaid expenses and other current assets	3	11	(15)	(8)	35
Accounts payable and accrued expenses	(40)	(34)	115	57	5
Accrued compensation	64	8	149	246	(38)
Income taxes payable	193	(18)	23	81	73
Other	(42)	(26)	37	12	28
Net cash provided by operating activities	1,230	1,000	1,318	3,820	2,643

Cash flows from investing activities:
Additions to property, plant and equipment	(301)	(436)	(396)	(1,199)	(753)
Proceeds from divestiture……………………………	148	--	--	148	--
Purchases of short-term investments	(699)	(831)	(599)	(2,510)	(2,273)
Sales, redemptions and maturities of short-term investments…………………………………….	390	618	373	2,564	2,030
Purchases of long-term investments	(2)	(4)	(4)	(8)	(9)
Redemptions and sales of long-term investments	56	2	23	147	64
Business acquisitions:
Property, plant and equipment	(158)	--	(42)	(200)	--
Inventories	(5)	--	(9)	(14)	--
Other	23	--	(8)	15	(155)
Business acquisitions, net of cash acquired	(140)	--	(59)	(199)	(155)
Net cash used in investing activities	(548)	(651)	(662)	(1,057)	(1,096)

Cash flows from financing activities:
Dividends paid	(153)	(149)	(143)	(592)	(567)
Sales and other common stock transactions	287	38	41	407	109
Excess tax benefit from share-based payments	10	1	1	13	1
Stock repurchases	(600)	(351)	(600)	(2,454)	(954)
Net cash used in financing activities	(456)	(461)	(701)	(2,626)	(1,411)

Net increase (decrease) in cash and cash equivalents	226	(112)	(45)	137	136
Cash and cash equivalents, beginning of period	1,093	1,294	1,138	1,182	1,046
Cash and cash equivalents, end of period	$1,319	$1,182	$1,093	$1,319	$1,182

Certain amounts in prior periods' financial statements have been reclassified to conform to the current presentation.

#   #   #
Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in key markets such as communications, computing, industrial and entertainment electronics;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•
Changes in laws and regulations to which TI or its suppliers are or may become subject, such as those imposing fees or reporting or substitution costs relating to the discharge of emissions into the environment or the use of certain raw materials in our manufacturing processes;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from our forecasts;
•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•	Impairments of our non-financial assets;
•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel; and
•	Timely implementation of new manufacturing technologies, installation of manufacturing equipment and the ability to obtain needed third-party foundry and assembly/test subcontract services.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of TI's most recent Form 10-K.  The forward-looking statements included in this release are made only as of the date of this release, and TI undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

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